Exhibit 99.1

VENTRUS BIOSCIENCES ANNOUNCES $20 MILLION FINANCING

New York, NY, January 30, 2013 – Ventrus Biosciences, Inc. (Nasdaq: VTUS) announced today the pricing of concurrent, separate underwritten offerings of (i) 5,800,000 shares of its common stock at a price to the public of $2.50 for each share of common stock, for expected gross proceeds of approximately $14,500,000, and (ii) 220,000 shares of its Series A Convertible Preferred Stock (“Series A”) at a price to the public of $25.00 for each share of Series A, for expected gross proceeds of approximately $5,500,000. The Series A is non-voting and each share of Series A is convertible into 10 shares of Ventrus common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would own more than 9.98% of the total number of Ventrus shares of common stock then outstanding. All of the shares of common stock and Series A in these offerings are to be sold by Ventrus. The common stock offering and the Series A offering are being conducted as separate public offerings by means of separate prospectus supplements, and neither offering is contingent upon the consummation of the other. Ventrus expects to receive combined gross proceeds of approximately $20,000,000 from these offerings, before deducting the estimated underwriter discount and commissions and expenses. Ventrus also has granted the underwriter a 30-day option to purchase up to an additional 15% of the shares of Ventrus common stock sold in the common stock offering to cover over-allotments, if any. These offerings are expected to close on February 4, 2013, subject to customary closing conditions.

William Blair & Company, L.L.C. is serving as the sole book-running manager of the public offerings.

Each of these offerings is being made pursuant to an effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement, copies of which may be obtained, when available, from William Blair & Company, L.L.C., Attention: Prospectus Department, 222 West Adams Street, Chicago, IL 60606, by telephone at (800) 621-0687, or by e-mail at prospectus@williamblair.com.

About Ventrus Biosciences

Ventrus is a development stage pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal problems, specifically anal disorders. Our lead product is topical diltiazem (VEN 307) for the treatment of anal fissures, for which the first Phase 3 trial was initiated in November 2010, and reported positive top line results in May 2012. The second Phase 3 trial began enrollment in the fourth quarter of 2012 and is ongoing. Our product candidate portfolio also includes topical phenylephrine (VEN 308) intended to treat fecal incontinence. VEN 307 and VEN 308 are two molecules that were previously approved and marketed for other indications and that have been formulated into our in-licensed proprietary topical treatments for these new gastrointestinal indications.

Please Note: The information provided herein contains estimates and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our ability to complete the offerings, including the satisfaction of the closing conditions for each offering; the estimated proceeds from each offering and our use of the anticipated proceeds from the offerings; the components, timing, cost and results of clinical trials and other development activities involving our product candidates; the unpredictability of the clinical development of our product candidates and of the duration and results of regulatory review of those candidates by the FDA and foreign regulatory authorities; the unpredictability of the size of the markets for, and market acceptance of, any of our products; our anticipated capital expenditures, our estimates regarding our capital requirements, and our need for future capital; our reliance on our lead product candidate, VEN 307; our ability to retain and hire necessary employees and to staff our operations appropriately; and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contact:

Ventrus Biosciences, Inc.

David Barrett

646-706-5208

dbarrett@ventrusbio.com

Argot Partners

David Pitts

212-600-1902

david@argotpartners.com